Exhibit 2.7

CERTIFICATE OF DESIGNATION OF THE

PREFERENCES AND RIGHTS

OF

SERIES E PREFERRED STOCK

OF

METROSPACES, INC.

_________________

The undersigned, Oscar Brito, does hereby certify that:

A.       He is the duly acting Chief Executive Officer of METROSPACES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”).

B.       Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended, and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, said Board of Directors, pursuant to taking action by written consent on July 1, 2021, approved and adopted a resolution, pursuant to its authority as aforesaid, to (1) fix the rights, preferences, privileges and restrictions of, and the number of shares comprising, of the Corporation’s Series E Preferred Stock, and (2) to authorize this Certificate of Designation for the Series E Preferred Stock, the corporation has the authority to issue, as follows:

RESOLVED, that the Board of Directors, pursuant to authority given by the Corporation’s Certificate of Incorporation, does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property, and does hereby fix and determine the rights, preferences, privileges and restrictions, and the number of shares constituting such Series, and other matters relating to the Series E Preferred Stock and the designation of such series, set forth below.

C.       The Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, privileges and restrictions, and the number of shares and other matters relating to the Series E Preferred Stock, as follows:

TERMS OF SERIES E PREFERRED STOCK

I.	DESIGNATION AND AMOUNT

a.	A series of preferred stock is hereby designated as “Series E Preferred Stock” in the amount of five (5) shares (the “Series E Preferred Stock”).

II.	VOTING

a.	The shares of outstanding Series E Preferred Stock shall have the right to take action by written consent or vote based on the number of votes equal to four times the number of votes of all outstanding shares of capital stock of the Corporation such that the holders of outstanding shares of Series E Preferred Stock shall always constitute eighty percent (80%) of the voting rights of the Corporation. The eighty percent voting rights may be exercised by vote or written consent based on the will of a majority of the holders of Series E Preferred Stock. Except as otherwise required by law or by the Certificate of Incorporation of which this designation is a part, the holders of shares of common stock and Series E Preferred Stock shall vote together and not as separate classes.

III.	CONVERSION

a.	Shares of Series E Preferred Stock shall not be convertible into the Corporation’s Common Stock, nor shall such shares have any liquidation or dividend preference over the Corporation’s Common Stock.

IV.	NOTICES

a.	Any notice required or permitted by the provisions of this Article to be given to a holder of shares of Series E Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Delaware Business Corporation Act and shall be deemed sent upon such mailing or electronic transmission.

V.	NO OTHER RIGHTS DESIGNATED

a.	Except as expressly designated herein, there are no other rights or preferences related to the Series E Preferred Shares, including without limitation any rights to dividends, liquidation preferences, or seniority to other classes and series of stock.

* * *

IN WITNESS WHEREOF, this Certificate of Designation of Series E Preferred Stock has been executed by a duly authorized officer of this corporation on this 1st day of July, 2021.

METROSPACES, INC.

/s/ Oscar Brito________________________

Oscar Brito

Chief Executive Officer